Exhibit 10.3
SECURITY DEPOSIT PLEDGE AGREEMENT
(Loan)
           This Security Deposit Pledge Agreement (this “Agreement”) is made and entered into as of the 31st day of October, 2006, by and between Genitope Corporation a Delaware corporation with its principal place of business at 6900 Dumbarton Circle, Fremont, CA 94555, (“Debtor”) and General Electric Capital Corporation, a Delaware corporation, with its principal place of business at 83 Wooster Heights Road, 5th Floor, Danbury, CT 06810 (“Secured Party”).
     In consideration of, and as an inducement for Secured Party to lend funds to Debtor under the Master Security Agreement, dated as of October 31, 2006, and any Collateral Schedules and Promissory Notes thereunder (the “Master Security Agreement and all Collateral Schedules and Promissory Notes thereto being referred to as the “Loan Documents”), and to secure the payment and performance of all of Debtor’s obligations under the Loan Documents, Debtor hereby deposits and pledges with Secured Party the sum of Nine Hundred Seventy-Six Thousand Two Hundred Ninety-Nine and 26/100 Dollars $976,299.26 (the “Security Deposit”), such pledge to be upon the terms and conditions set forth below (all capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Documents):
     1. Debtor delivers the Security Deposit to Secured Party to secure Debtor’s performance of its obligations under the Loan Documents, including, but not limited to, the timely payment of the Periodic Installments.
     2. The Security Deposit deposited with Secured Party shall accrue interest at 4% simple interest per annum from the date of deposit through the date such Security Deposit is returned to Debtor in connection with Section 5 hereof. Secured Party may commingle the Security Deposit with its other funds.
     3. Upon any default by Debtor under the Loan Documents, interest accrual on the Security Deposit shall cease and Secured Party may, at its option, apply the Security Deposit towards the satisfaction of Debtor’s obligations under the Loan Documents and the payment of all costs and expenses incurred by Secured Party as a result of such default, including but not limited to, costs of repossessing equipment and reasonable attorneys’ fees. Such application shall not excuse the performance at the time and in the manner prescribed of any obligation of Debtor or cure a default of Debtor. Upon the application by Secured Party of any amount of the Security Deposit pursuant to the terms of this paragraph, Debtor shall be obligated to immediately pay to Secured Party an amount sufficient to cause the Security Deposit to equal the amount first set forth above as reduced in accordance with Section 5 herein.
     4. Secured Party shall have no duty to first commence an action against or seek recourse from Debtor, in the event of a default under the Loan Documents, before enforcing the provisions of, and proceedings under the provisions of this Agreement. The obligations of Debtor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released or discharged or in any way affected by:
(a)	any amendment or modification of or supplement to the Loan Documents;

(b)	any exercise or non-exercise of any right, remedy or privilege under or in respect to this Agreement, the Loan Documents, or any other instrument provided for in the Loan Documents, or any waiver, consent, explanation, indulgence or actions or inaction with respect to any such instrument; or

(c)	any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding of Debtor.
     5. So long as Debtor is not in default under the Loan Documents or under any other material financial obligation, Secured Party agrees to reduce the Security Deposit to an amount equivalent to 25% of the outstanding principal balance of the Loan. The Secured Party shall then refund to Debtor any Security Deposit in excess of the reduced Security Deposit and accrued interest on the refunded amount (less any portion of same cashed, sold, assigned or delivered pursuant to, and under the circumstances specified in Paragraph 3 hereof). The refunds will take place every six months commencing January 1, 2007.
     6. So long as Debtor is not in default under the Loan Documents, and in the event Debtor has (i) borrowed $6,666,666.00 from Secured Party prior to November 30, 2006 and (ii) received the Food and Drug Administration’s (“FDA”) approval of the marketing and use of Debtor’s drug, MyVax personalized immunotherapy, Secured Party agrees to deliver to Debtor the Security Deposit and accrued interest thereon (less any portion of same cashed, sold, assigned or delivered pursuant to and under the conditions specified in paragraphs 3 and 5 hereof), but in no event will said refund occur prior to August 31, 2007. Prior to the refund, Debtor shall supply Secured Party with documented proof of the FDA approval acceptable to Secured Party in its sole discretion. Nothing in this Section shall be deemed to require Secured Party to refund to Debtor any amount greater than the amount of the Security Deposit on the date of such scheduled refund. Upon such refund, Debtor will no longer be required to deposit any Security Deposit with Secured Party, and this Agreement shall thereupon be without further effect.
     7. So long as Debtor is not in default under the Loan Documents, and in the event Debtor has (i) borrowed $6,666,666.00 from Secured Party after November 30, 2006 and prior to December 30, 2006, and (ii) received the Food and Drug Administration’s (“FDA”) approval of the marketing and use of Debtor’s drug, MyVax personalized immunotherapy, Secured Party agrees to deliver to Debtor the Security Deposit and accrued interest thereon (less any portion of same cashed, sold, assigned or delivered pursuant to and under the conditions specified in paragraphs 3 and 5 hereof), but in no event will said refund occur prior to October 30, 2007. Prior to the refund, Debtor shall supply Secured Party with documented proof of the FDA approval acceptable to Secured Party in its sole discretion. Nothing in this Section shall be deemed to require Secured Party to refund to Debtor any amount greater than the amount of the Security Deposit on the date of such scheduled refund. Upon such refund, Debtor will no longer be required to deposit any Security Deposit with Secured Party, and this Agreement shall thereupon be without further effect.
     8. Upon the termination of the Loan Documents and the satisfaction of all of the obligations of Debtor thereunder, Secured Party shall deliver to Debtor the Security Deposit and accrued interest thereon (less any portion of same cashed, sold, assigned or delivered pursuant to and under the conditions specified in paragraphs 3 and 5 hereof), and this Agreement shall thereupon be without further effect.
     9. Secured Party may, without the consent of Debtor, assign this Agreement to another financial institution reasonably acceptable to Debtor. Debtor agrees that if Debtor receives written notice of an assignment from Secured Party, Debtor will pay all amounts due hereunder to such assignee or as instructed by Secured Party. Debtor also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Debtor hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim, which Debtor has or may at any time have against Secured Party for any reason whatsoever.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SECURED PARTY:		DEBTOR:

General Electric Capital Corporation		Genitope Corporation

By:	/s/ Diane Earle	By:	/s/ John Vuko

Name:	Diane Earle	Name:	John Vuko

Title:	Duly Authorized Signatory	Title:	Vice President and CFO